Exhibit 10.23

EP Energy
Senior Executive Survivor Benefit Plan

May 25, 2012

Table of Contents

PREAMBLE		1
ARTICLE I DEFINITIONS		2
1.1	Annual Salary	2
1.2	Beneficiary	2
1.3	Board	2
1.4	Company	2
1.5	Effective Date	3
1.6	El Paso Plan	3
1.7	ERISA	3
1.8	Executive Employee	3
1.9	Participant	3
1.10	Plan	3
1.11	Plan Administrator	3
1.12	Survivor Benefit	3
ARTICLE II ELIGIBILITY		4
2.1	Participation	4
2.2	Duration of Participation	4
ARTICLE III SURVIVOR BENEFIT		5
3.1	Pre-Retirement Survivor Benefit	5
3.2	No Duplicate Coverage	5
3.3	Payment of Survivor Benefit	5
3.4	Facility of Payment	5
3.5	Proof of Death or Disability	5
3.6	Payment by the Company	6
ARTICLE IV FUNDING THE PLAN		7
4.1	Unfunded Obligation	7
4.2	No Participant Contributions	7
ARTICLE V AMENDMENT AND PLAN TERMINATION		8
5.1	Amendment and Termination	8
5.2	No Adverse Effect	8
ARTICLE VI MISCELLANEOUS		9
6.1	Plan Administration	9
6.2	Non-assignability of Benefits	9
6.3	Claims Procedure	10
6.4	Reliance on Information	12
6.5	No Additional Rights	12
6.6	Governing Law	12
6.7	Disclosure to Participants	12
6.8	Income Tax Withholding Requirements	12
6.9	Severability	12
6.10	Correction of Errors	13
6.11	No Examination or Accounting	13

EP Energy Corporation

Senior Executive Survivor Benefit Plan

i

PREAMBLE

THIS WELFARE PLAN (hereinafter referred to as the “Plan” and known as the EP Energy Senior Executive Survivor Benefit Plan) is adopted by EP Energy, L.L.C. (hereinafter “Company”).

WHEREAS, on February 24, 2012, EP Energy Corporation (subsequently converted to a limited liability company and renamed EP Energy, L.L.C.), EP Energy Holding Company and El Paso Brazil, L.L.C. entered into a purchase and sale agreement with EPE Acquisition LLC (“EPE Acquisition”), whereby EPE Acquisition would acquire all of the issued and outstanding membership interests of EP Energy, L.L.C. immediately prior to the merger of El Paso Corporation (or its successor) into Kinder Morgan, Inc. (“Closing Date”).

WHEREAS, the purpose of the Plan is to provide survivor benefits for certain senior executives of the Company and its designated subsidiaries to secure the good will, loyalty and efficiency of the covered executives; and

WHEREAS, the Plan is intended to be an unfunded or an insured welfare plan maintained by the Company for the purpose of providing benefits for a select group of management employees who are highly compensated, which Plan is exempt from the reporting and disclosure provisions of Part 1 of Title I of ERISA pursuant to ERISA Section 104(a)(3) and Department of Labor regulation Section 2520.104-24 thereunder, or any statutory or regulatory provisions that may hereafter replace such sections;

NOW, THEREFORE, except as otherwise specified herein, the Company does hereby adopt the Plan, as set forth in the following pages, effective as of the Closing Date.

ARTICLE I

DEFINITIONS

The following terms when used herein shall have the following meaning, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1                               Annual Salary

“Annual Salary” means the annual salary being paid to the Participant by the Company at the time of the Participant’s death (grossed-up to reflect salary deferrals, if any, under Section 401(k) plans, Section 125 cafeteria plans, Section 132 plans and other qualified and nonqualified elective deferrals), but excluding payments to the Participant under any stock option, employee stock ownership, bonus, performance share unit, or other incentive plans or extra, vacation, or added compensation or benefits of any kind or nature.

1.2                               Beneficiary

“Beneficiary” means person or persons designated from time to time by a Participant, upon a form made available by the Plan Administrator for such purpose or in such form satisfactory to the Plan Administrator, to receive distributions from this Plan in the event of the Participant’s death. Any such person designated by the Participant under the El Paso Plan shall be the Beneficiary under this Plan until such designation is revoked or changed.

In the event that no Beneficiary designation has been made or the designated Beneficiary has predeceased the Participant or dies before the benefit has been fully paid, the remaining balance of such benefit shall be paid in equal shares to the first surviving class of the following classes of preference Beneficiaries: (a) the Participant’s spouse, (b) the Participant’s surviving children, (c) the Participant’s parents, (d) the Participant’s surviving brothers and sisters, or (e) the Participant’s estate.

A Participant may at any time change a Beneficiary designation by filing prior to such Participant’s death, written notice of such change with the Plan Administrator in the manner set forth in this Section 1.2.

1.3                               Board

“Board” means the Board of Managers of the Company.

1.4                               Company

“Company” means EP Energy, L.L.C. For purposes of clarity, it is intended that the Company will change its name to EP Energy Global LLC on or shortly prior to the Effective Date. Upon such change becoming effective, all references in this Plan to the

“Company” shall refer to EP Energy Global LLC, a Delaware limited liability company, unless the context requires otherwise. In addition, persons employed by EP Energy Management, L.L.C. shall be considered employed by the Company for all purposes under the Plan.

1.5                               Effective Date

The “Effective Date” of this Plan is the Closing Date.

1.6                               El Paso Plan

“El Paso Plan” means the El Paso Corporation Senior Executive Survivor Benefit Plan.

1.7                               ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including all regulations thereunder.

1.8                               Executive Employee

“Executive Employee” means an employee who is employed by the Company at the level of senior vice president or above.

1.9                               Participant

“Participant” means an Executive Employee who meets the eligibility requirements of Article II.

1.10                      Plan

“Plan” means the EP Energy Senior Executive Survivor Benefit Plan.

1.11                        Plan Administrator

“Plan Administrator” means the senior most Human Resources officer of the Company.

1.12                        Survivor Benefit

“Survivor Benefit” has the meaning set forth in Section 3.1.

ARTICLE II

ELIGIBILITY

2.1                               Participation

An Executive Employee shall become a Participant in the Plan as of his or her first day of employment as an Executive Employee.

Any Participant in the El Paso Plan on the day immediately preceding the Effective Date of this Plan, who is an Executive Employee on the Effective Date, shall become a Participant in this Plan on the Effective Date and shall immediately cease participation in the El Paso Plan.

2.2                               Duration of Participation

(a)                                 Active Employment as an Executive Employee

A Participant remains eligible for a Survivor Benefit under the Plan so long as he or she remains actively employed by the Company as an Executive Employee. A leave of absence for a period and purpose which is approved by the Company, shall not be deemed a termination of employment.

A Participant who ceases to be an Executive Employee for any reason other than death or permanent disability shall cease to be a Participant in the Plan after 31 days following the last date of employment as an Executive Employee.

(b)                                 Disability

A Participant who becomes permanently disabled before attaining age 55, while employed by the Company for purposes of this Plan shall be deemed to remain in the active employment of the Company while disabled until such Participant has attained age 55. At age 55, a disabled Participant shall be deemed to be a retired Participant for purposes of this Plan and, therefore, no longer an Executive Employee who is eligible for benefits under the Plan. A Participant shall be considered to be permanently disabled on the date as of which benefits are payable to the disabled employee under the long term disability plan sponsored by the Company.

ARTICLE III

SURVIVOR BENEFIT

3.1                               Pre-Retirement Survivor Benefit

If a Participant dies while employed by the Company the Participant’s Beneficiary shall receive a lump sum Survivor Benefit pursuant to the following formula:

the Survivor Benefit shall equal (i) two and one-half times the Participant’s Annual Salary, less (ii) $50,000 (which is the amount of the Company provided group term life insurance benefit payable to the Participant’s beneficiary under the terms of the Company sponsored group term life coverage).

In the event the Survivor Benefit (or any portion thereof, including interest) is taxable income to the Participant’s Beneficiary, the benefit will be increased in the manner determined by the Plan Administrator, to adjust for federal income taxes at the highest applicable marginal rate for the year in which the lump sum payment is made.

3.2                               No Duplicate Coverage

Participants in this Plan shall not be eligible to receive life insurance benefits in excess of $50,000 of coverage, under any group term life insurance policies (other than travel and accident policies) which are purchased by the Company to cover employees who are not eligible to participate in this Plan.

3.3                               Payment of Survivor Benefit

The Survivor Benefit shall be paid in cash on the first day of the month following the Participant’s death, or as soon thereafter as is practicable.

3.4                               Facility of Payment

If a Survivor Benefit is payable to a minor or incompetent or to a person incapable of handling the disposition of his or her property, the Plan Administrator may pay such Survivor Benefit to the guardian, legal representative or person having the care and custody of such Beneficiary. The Plan Administrator may require any proof of incompetency, minority or guardianship as the Plan Administrator deems appropriate prior to distribution of the Survivor Benefit. Such distribution shall completely discharge the Plan Administrator and the Company from all liability with respect to such Survivor Benefit.

3.5                               Proof of Death or Disability

The Plan Administrator may require proof of death or permanent disability of a Participant and evidence of the right of a Beneficiary to receive a Survivor Benefit.

3.6                               Payment by the Company

All Survivor Benefit payments to Beneficiaries shall be paid by the Company, or by an insurer pursuant to an insurance policy purchased by the Company.

ARTICLE IV

FUNDING THE PLAN

4.1                               Unfunded Obligation

The Survivor Benefits to be paid to the Beneficiaries of the Participants pursuant to this Plan are an unfunded obligation of the Company. Nothing herein contained shall require the Company to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to this obligation. Title to and beneficial ownership of any policies of insurance purchased or funds invested by the Company, including the proceeds, income and profits therefrom, which the Company may make to fulfill its obligations under this Plan shall at all times remain in the Company.

4.2                               No Participant Contributions

No Participant shall be required or permitted to make contributions to the Plan.

ARTICLE V

AMENDMENT AND PLAN TERMINATION

5.1                                 Amendment and Termination

The Plan may at any time and from time to time be amended, modified or terminated, without further approval of the Board, or any individual(s) or entity acting pursuant to written authorization of the Board to adopt the Plan amendment. In addition, the most senior Human Resources officer of the Company may approve and adopt any written amendment to the Plan that such officer demes is necessary or appropriate to meet the requirements of ERISA, the Code or any other law as now in effect or as hereafter enacted or amended, and may approve and adopt any amendments to the Plan, to the extent permitted by law, to simplify or clarify administration of the Plan and to make other changes to the Plan to the extent such changes will not increase the cost to the Company of maintaining the Plan, except by an amount that is de minimis in nature.

Any amendments made pursuant to this section shall be in writing and subject to any advance notice or other requirements of ERISA.

5.2                                 No Adverse Effect

No amendment or termination shall adversely affect the right of a Beneficiary to receive a benefit pursuant to the terms of the Plan as the result of the death of a Participant which occurred prior to the date of such change.

ARTICLE VI

MISCELLANEOUS

6.1                                 Plan Administration

The Plan Administrator shall have the sole authority and responsibility for the administration of the Plan, under the terms of ERISA, including the discretionary authority to interpret the provisions of the Plan and the facts and circumstances of claims for benefits.

The Plan Administrator’s powers and duties may include, but are not limited to, the following:

(a)                                  make rules and regulations as necessary to carry out the provisions of the Plan or to facilitate the operations of the Plan;

(b)                                 construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(c)                                  determine the rights of any person to a benefit;

(d)                                 obtain from the Company and from Participants any information that is necessary for the proper administration of the Plan and, when appropriate, furnish such information to other persons entitled thereto;

(e)                                  purchase group term or individual policies of life insurance covering the Participants to fund the obligation of the Company pursuant to the terms of this Plan;

(f)                                    authorize one or more agents to make any payment on behalf of the Company, appoint agents and clerks, and employ such professional services, including legal, medical, accounting and actuarial, as necessary to administer the Plan; and

(g)                                 to keep all such books of account, records and other data as may be necessary for the administration of the Plan.

All determinations and actions by the Plan Administrator pursuant to the terms of the Plan and any rules or regulations thereunder shall be binding upon all Participants and their Beneficiaries.

6.2                                 Non-assignability of Benefits

Survivor Benefits under the Plan may not be assigned, sold, transferred, or encumbered, in whole or in part, either directly or by operation of law or otherwise, and any attempt to do so shall be void. To the extent permitted by law, no benefits payable under the Plan shall in any manner be subject to garnishment, attachment, execution, or other legal process or be liable for, or subject to the debts or liability of any Participant or Beneficiary.

6.3                                 Claims Procedure

Claims for benefits shall be administered in accordance with the procedures set forth in this Section 6.3 and any additional written procedures that may be adopted from time to time by the Plan Administrator.

(a)                                  Submission of Claim

A claim for benefit payment shall be considered filed when a written request is submitted to the Plan Administrator. The Plan Administrator shall respond to a claim in writing or electronically. An authorized representative may act on behalf of a Participant or Beneficiary (hereinafter “Claimant”) who claims benefits.

(b)                                 Procedures for Adverse Determinations

Adverse determinations for claims for benefits will be resolved using the following procedures:

(i)                                     Notice of Denial

Any time a claim for benefits is wholly or partially denied, the Claimant shall be given written or electronic notice of such action within 90 days after the claim is filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 90-day period. The extension shall not exceed 180 days after the claim is filed.

The denial notice will indicate (A) the reason for denial; (B) the specific provisions of the Plan on which the denial is based; (C) an explanation of the claims appeal procedure including the time limits applicable to the procedure and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); and (D) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

(ii)                        Request for Review

Any person who has had a claim for benefits denied by the Plan Administrator, who disputes the benefit determination, or is otherwise adversely affected by action of the Plan Administrator, shall have the right to appeal the claim to the Plan Administrator. The Plan Administrator shall provide a full and fair review of the appeal that takes into account all comments, documents, records, and other information submitted relating to the claim, without regard to whether the information was previously submitted or considered in the initial benefit determination.

Such appeal of the claim must be in writing, and must be made within 60 days after the Claimant is advised of the Plan Administrator’s action.  If written request for appeal is not made within such 60-day period, the Claimant shall forfeit his or her right to appeal the claim.

The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Claimant may submit written comments, documents, records and other information relating to the claim.

(iii)                          Review of Claim

If the Claimant files a timely written request for review of a denial of a claim for benefits, then the Plan Administrator shall review the claim. The Plan Administrator may hold a hearing if deemed necessary, and shall issue a written decision reaffirming, modifying or setting aside the initial determination by the Plan Administrator within a reasonable time and not later than 60 days after receipt of the written request for review, or 120 days if special circumstances, such as a hearing, require an extension. If an extension is required, the Claimant shall be notified in writing or electronically within the initial 60-day period of the extension, the special circumstances requiring the extension and the date by which the Plan expects to render a determination.

A copy of the decision shall be furnished to the Claimant. The decision shall set forth the specific reasons for the decision and specific Plan provisions on which it is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a), noting the limitation under Section 6.3(c). The decision shall be final and binding upon the Claimant and all other persons involved.

(c)                                  Civil Actions Under ERISA Section 502(a)

A civil action under ERISA Section 502(a) may not be filed with respect to a claim for benefits under the Plan until the claims procedures and review procedures of this Section 6.3 have been satisfied. The civil action may not be brought on or after the date that is one year after the date that the final decision under Section 6.3(b)(iii) is made with respect to the claim.

6.4                                 Reliance on Information

The Plan Administrator shall be entitled to rely on all tables, valuations, certificates and reports made by record keepers and accountants and upon all opinions given by legal counsel. The Plan Administrator shall be fully protected in respect of any action taken or suffered by the Plan Administrator in good faith in reliance upon any such record keeper, accountant, advisor or counsel, and all action so taken or suffered shall be conclusive upon all Participants and Beneficiaries under the Plan.

6.5                                 No Additional Rights

Neither anything contained in this Plan, nor any modification of the same or act done in pursuance hereof, shall be construed as giving any person any legal or equitable right against the Plan Administrator or the Company, unless specifically provided herein. Neither the establishment of the Plan, nor any action of the Company or the Plan Administrator, shall be held or construed to confer upon any person any right to be continued as an employee, or, upon dismissal, any right or interest in any insurance policy other than as herein provided. The Company expressly reserves the right to discharge any employee at any time.

6.6                               Governing Law

To the extent that state law is not preempted by ERISA or any other law of the United States, the Plan and all rights hereunder shall be governed, construed and administered in accordance with the laws of the State of Texas. Venue for any dispute arising under this Plan shall be the applicable state or federal court in Houston, Texas (Federal District Court for the Southern District of Texas or Harris County Civil Court at Law).

6.7                                 Disclosure to Participants

Each Participant shall be advised of the general provisions of the Plan and, upon written request addressed to the Plan Administrator, shall be furnished any information requested regarding the Participant’s status, rights and privileges under the Plan as may be required by law.

6.8                                 Income Tax Withholding Requirements

Any Survivor Benefit payment made under the Plan will be subject to any applicable income tax withholding requirements.

6.9                                 Severability

If any provision of this Plan is held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan, which shall be construed as if said illegal or invalid provision had never been included.

6.10                           Correction of Errors

In accordance with the Plan Administrator’s authority and responsibility to administer the Plan pursuant to this Article VI, the Plan Administrator may, in its sole discretion, correct any Plan administrative errors.

6.11                           No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any persons the right to an accounting or to examine the books or affairs of the Company.

IN WITNESS WHEREOF, EP Energy, L.L.C. has caused this Plan to be duly executed on this 24th day of May, 2012.

EP ENERGY, L.L.C.

/s/ Authorized Person	By:	/s/ Joan M. Gallagher
Witness		Joan M. Gallagher
	Its:	SVP, HR & Administrative Services